Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Horace Mann Educators Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedules I to IV and VI and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 13, 2018